Exhibit 10.21

EMPLOYMENT OFFER

EMPLOYEE:	Gary Luquette

POSITION / TITLE:	President/Chief Executive Officer

HIRE DATE:	January 23, 2015

BASE COMPENSATION:	$62,500.00 per month
$28,846.15 per paycheck (bi-weekly)

STI:	100% of Base at 100% of Target*

LTI:	400% of Base at 100% of Target*

Expected to be Combination of Restricted Stock Units, Stock Options and/or Performance Units

EBITDA/ROIC GOALS:
EBITDA (or other selected targets) and payout ranges for STI and LTI TBD by Compensation Committee for 2015. Payout ranges to be established with an aim to maintain industry competitive pay while appropriately incenting the leadership to meet and eventually exceed established targets.

ONBOARDING INCENTIVE:	$750,000 cash upon hire

VACATION:	3 weeks upon hire and thereafter

ACCEPTED:	/s/ Gary Luquette	January 23, 2015
	Gary Luquette	Effective Date